Exhibit 10.3

FRANK’S INTERNATIONAL N.V.
EXECUTIVE CHANGE-IN-CONTROL SEVERANCE PLAN
PARTICIPATION AGREEMENT
This Executive Severance Plan Participation Agreement (the “Participation Agreement” or this “Agreement”) is entered into effective as of __________________________, 2015 (the “Participation Date”), by and between __________________________ (the “Employer”) and you (the “Participant”), pursuant to the Frank’s International N.V. Executive Severance Plan (the “Plan” or the “Executive Severance Plan”). The Participant agrees that the terms and conditions of this Agreement and the Plan will govern the Participant’s rights with respect to the severance benefits provided under Section 3(a) of the Plan (the “Severance Benefits”), notwithstanding any contrary provision in any employment agreement or other severance plan. The Employer accepts the designation as a participating employer under the Plan and agrees to be bound by all the terms of the Plan that apply to it as an Employer so designated to participate in the Plan. The Participant and the Employer agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Participation Agreement. Except as defined in this Participation Agreement (including Exhibit A attached hereto), capitalized terms have the same meanings ascribed to them in the Plan.
The Participant and the Employer have entered into this Participation Agreement and have agreed to the terms and conditions included in Exhibit A as an express incentive for the Participant and the Employer to enter into the Participation Agreement and in consideration for the Employer or any of its affiliates providing the consideration set forth in the Participation Agreement and Confidential Information to the Participant, to further protect the trade secrets and Confidential Information disclosed or entrusted to the Participant, to protect the business goodwill of the Employer and its affiliates, to protect the business opportunities disclosed or entrusted to the Participant, and to protect the other legitimate business interests of the Employer and its affiliates. In executing this Participation Agreement, the Participant expressly acknowledges and agrees that (a) the Participation Agreement aligns the Participant’s interests with the Employer’s and its affiliates’ long-term business interests and creates a further incentive for the Participant to build the Employer’s and its affiliates’ goodwill, and (b) the provisions contained in Exhibit A are reasonably related to the Employer’s and its affiliates’ legitimate interests in protecting their goodwill. The Participant understands that the Employer has hereby promised to provide to the Participant Confidential Information during the Participant’s employment with the Employer, or new Confidential Information following the Participant’s promotion to a new position or following the Participant’s designation of eligibility under the Plan and Participant’s acceptance of this Agreement, as applicable.
The terms and conditions of this Participation Agreement as offered herein must be accepted by the Participant within 60 days of the date this Agreement is signed by the Employer below. Failure to timely accept the terms by such time will result in immediate and irrevocable cancellation of the participation offered.
1.Participation. In accordance with, and subject to, the terms and conditions of the Plan, the Employer hereby allows the Participant to participate in the Executive Severance Plan.
2.Outplacement Benefits. If the Participant becomes eligible for Severance Benefits under the Plan, the outplacement assistance benefits described in Section 3(a)(v) of the Plan shall consist of outplacement assistance provided for the period beginning on the date of termination and ending on __________________________ following the date on which the termination of employment occurred, or until subsequent employment is obtained, whichever occurs first, and shall not exceed ____________________________ in the aggregate. [Such outplacement assistance shall be provided through a vendor [selected] [approved] by the Employer or the Company [, with the Employer directly providing payment to such vendor]].

3.Restrictive Covenants; Recovery of Payments. Participation. If the Committee determines that the Participant has committed a breach of any of the obligations set forth in Exhibit A, upon notice from the Employer, the Participant shall forfeit and/or reimburse to the Employer all or a portion of the Severance Benefits subject to this Participation Agreement, as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged breach or the second anniversary of the Participant’s date of termination.

FRANK'S INTERNATIONAL N.V.

By:
Name:
Title:

(the "Employer")

By:
Name:
Title:

Date:

PARTICIPANT

Date:
[Insert Name]

EXHIBIT A
TO FRANK’S INTERNATIONAL EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT

1.    Defined Terms; Employment Relationship; Application of Exhibit A. Capitalized terms used in this Exhibit A that are not defined in this Exhibit A shall have the meanings assigned to such terms in the Frank’s International Executive Severance Plan (the “Plan”) or in the Participation Agreement to which this Exhibit A is attached (the “Agreement”), as applicable. This Exhibit A does not relieve the Participant from any other restrictive covenants contained in any other agreement between the Participant and the Company and any of its affiliates.
As used in this Exhibit A, the following terms shall have the following meanings:
(a)    “Business” means the business of developing and/or providing the products and services developed and/or provided by the Company at the time of the Participant’s termination of employment, and other products and services that are functionally equivalent to the foregoing; provided, however, that if the Participant’s termination of employment occurs within 60 days following the occurrence of a Change in Control, “Business” shall mean the business described in this Section 1(a) as in existence immediately prior to the Change in Control.

(b)    the “Company” means and includes (by virtue of existing agreements to control and safeguard the intellectual property developed, licensed, used, maintained and owned by each) Frank’s International N.V., which is domiciled in the Netherlands, and all other companies in which Frank’s International N.V. owns a direct or indirect controlling interest or is the controlling shareholder; together with all direct and indirect subsidiaries and successors of all such companies.

(c)     “Confidential Information” means any of the following: (i) non-public information, (ii) knowledge, (iii) data, (iv) trade secrets and any other information that provides the Company with a competitive advantage by virtue of not being publicly known, (v) proprietary information, (vi) confidential information, or (vii) non-public information provided to the Company by its customers, suppliers, contractors, subcontractors, agents or representatives with an expectation of confidentiality that is obtained by or disclosed to Employee as a result of Employee’s employment or affiliation with the Employer or the Company.

(d)    “Competing Business” means any business, individual, partnership, firm, corporation, or other entity which engages in the Business in the Restricted Area. In no event will the Company be deemed a Competing Business.

(e)    “Developments” means any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection.

(f)    “Governmental Authority” means any governmental, quasi-governmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(g)    “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations, and occupational, safety, and health standards or controls, including those arising under environmental laws) of any Governmental Authority.

(h)    “Prohibited Period” means the period beginning with the Participant’s employment with the Company and ending one-year following the termination of such employment.

(i)    “Records” means all files, records, documents, memoranda, books, papers, plans, information, letters, drawings, specifications, equipment and similar items, and copies thereof or therefrom, in any physical or electronic form (e.g., printed copies, electronically stored files, computer hard drive, microfilm, etc.), relating to the business of the Company, whether prepared by the Participant or otherwise coming into the Participant’s presence.

(j)    “Restricted Area” means: Lafayette Parish, Louisiana; Harris County, Texas; Montgomery County, Texas; and Fort Bend County, Texas; and any other geographical area within 100 miles of any location in which the Company engage in the Business as of the date of the Participant’s termination of employment.

2.    Confidential Information
(a)The Participant acknowledges that all Confidential Information is the property of the Company.

(b)    The Participant will not at any time (whether during or after the Participant’s employment with the Company) disclose or use for the Participant’s own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Company, any Confidential Information; provided that the foregoing shall not apply to the disclosure of information which (i) has become public other than as a result of the Participant’s breach of this covenant or a third party’s breach of obligations owed to the Company, (ii) is acquired by the Participant from others who have no direct or indirect confidential commitment to the Company with respect to same, (iii) is independently developed by the Participant, (iv) is required by law to be disclosed, so long as the Participant has provided the Company with at least five (5) days’ written notice prior to any disclosure required by law.

(c)     For purposes of clarity, the Participant acknowledges that as used in this Agreement, the meaning of Confidential Information shall also include, without limitation, proprietary or confidential information relating to: Developments made by the Participant or other employees of the Company, customers or potential customers, marketing, sales activities, development programs, promotions, costs, prices, manufacturing, machining, drawings, information, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, projects, reports, handling documentation, processes, machinery, and compositions relating to the business of the Company, which may include, but are not limited to, the areas of piping and fabrication, connectors, hammers, casing equipment, cementing equipment, laydown equipment, completion equipment, manipulating and handling tubulars, drilling of subterranean and offshore wells, energy exploration, energy drilling, energy production, the processing of hydrocarbons, all financial data relating to the Company, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, machining, processing, welding, fabricating, assembling, domestic and foreign operations information, customer and vendor lists, data stored electronically, data stored on a computer, data stored on a file, contact information, any and all lab reports, lab work, and memorandum and other materials used in and created during the development of any of the aforementioned materials or processes.

(d)    The Participant agrees that even if information in the Participant’s possession is not within or covered by the description set forth in Section 2(c), if the information in the Participant’s possession gives the Company a competitive advantage over its competitors by virtue of it not being publicly known, then it is still deemed to constitute Confidential Information for purposes of this Agreement.

(e)    The Participant acknowledges that if Confidential Information were disclosed to third parties or used by third parties and/or the Participant without written permission of the Company, that the disclosure or use would seriously and irreparably damage the Company and would cause the Company to lose certain competitive advantages.

(f)    The Participant agrees that all Records shall remain the exclusive property of the Company and shall not be removed from the premises of the Company unless in accordance with a written policy of the Company or upon the written consent of the [General Counsel of the Company] [Chief Executive Officer of the Company].

(g)    The Participant agrees that upon the effective date of the termination of the Participant’s employment with the Company for any reason, the Participant will immediately return to the Company all Records and not retain any copies thereof.

3.    Non-Competition; Non-Solicitation. The Participant and the Employer agree to the non-competition and non-solicitation provisions of this Exhibit A in consideration for the Confidential Information provided by the and its affiliates to the Participant pursuant to the Participant’s employment with the Employer and its affiliates, to further protect the trade secrets and Confidential Information disclosed or entrusted to the Participant or created or developed by the Participant for the Employer or its affiliates, to protect the business goodwill of the Employer and its affiliates developed through the efforts of the Participant and the business opportunities disclosed or entrusted to the Participant and the other legitimate business interests of the Employer and its affiliates, and as an express incentive for the Employer to enter into the Agreement.
(a)Subject to the exceptions set forth in Section 1.1(b) below, the Participant expressly covenants and agrees that during the Prohibited Period, the Participant will refrain from carrying on or engaging in, directly or indirectly, any Business in competition with the Employer or its affiliates in the Restricted Area. Accordingly, the Participant will not, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner, or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any Competing Business in the Restricted Area.

(b)Notwithstanding the restrictions contained in Section 1.1(a), the Participant or any of the Participant’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation that is a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 1.1(a), provided that neither the Participant nor any of the Participant’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)The Participant further expressly covenants and agrees that during the Prohibited Period, the Participant will not, and the Participant will cause the Participant’s affiliates not, to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Employer or any of its affiliates, or (ii) canvass, solicit, approach, or entice away, or cause to be canvassed, solicited, approached, or enticed away, from the Employer or any of its affiliates any person who or which is a customer of any of such entities during the period during which the Participant was employed by the Employer or any of its affiliates. Notwithstanding the foregoing, the restrictions of this Section 1.1(c) shall not apply with respect to an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of the Employer or any of its affiliates.

(d)Before accepting employment with any other person or entity during the Prohibited Period, the Participant will inform such person or entity of the restrictions contained in this Exhibit A.

4.    Relief. The Participant and the Employer agree and acknowledge that the limitations as to time, geographical area, and scope of activity to be restrained as set forth in Section 3 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Employer and its affiliates. The Participant and the Employer also acknowledge that money damages would not be a sufficient remedy for any breach of this Exhibit A by the Participant, and the Employer or its affiliates shall be entitled to enforce the provisions of this Exhibit A by terminating payments then owing to the Participant under the Executive Severance Plan (or to recoup payments previously made thereunder) or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Exhibit A but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Participant and the Participant’s agents.
5.    Reasonableness; Enforcement. The Participant hereby represents that the Participant has read and understands, and agrees to be bound by, the terms of this Exhibit A. The Participant acknowledges that the geographic scope and duration of the covenants contained in this Exhibit A are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the Company’s operations of the Business, (b) the Participant’s contact with the Company’s business in all jurisdictions in which it is conducted, which includes the entire Restricted Area, and (c) the amount of confidential information that the Participant is receiving in connection with the performance of the Participant’s duties on behalf of the Employer and/or its affiliates and the amount of goodwill with which the Participant is and/or will be connected and will help build on behalf of the Employer and its affiliates. It is the desire and intent of the parties that the provisions of this Exhibit A be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect; therefore, to the extent permitted by applicable Legal Requirements, the Participant and the Employer hereby waive any provision of applicable Legal Requirements that would render any provision of this Exhibit A invalid or unenforceable.
6.    Reformation; Severability. The Employer and the Participant agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Exhibit A would cause irreparable injury to the Employer and its affiliates. The Participant understands that the foregoing restrictions may limit the Participant’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that the Participant will receive sufficient consideration from the Employer and its affiliates to justify such restriction. Further, the Participant acknowledges that the Participant’s skills are such that the Participant can be gainfully employed in non-competitive employment and that the agreement not to compete will not prevent the Participant from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. If, due to applicable law, a court is not permitted to modify a restriction within this Exhibit A that it deems overly broad, then the court shall have the power to, and shall, sever such overly broad restriction (or any portion thereof) so that the restrictions after such severance are enforceable and shall be fully enforced. By agreeing to this contractual modification prospectively at this time, the Employer and the Participant intend to make this Exhibit A enforceable under the law or laws of all applicable states and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to the Participant under the Executive Severance Plan.
7.    Attorneys’ Fees. In the event that it is necessary for either party to employ the services of an attorney in the course of litigation or arbitration regarding a breach or alleged breach of this Exhibit A, the prevailing party in such litigation or arbitration (as determined by the court or arbitrator, as applicable), shall be entitled to recover all reasonable attorneys’ fees, costs, and expenses incurred in connection therewith.
8.    Applicable Law; Venue. This Participation Agreement is governed by Texas law, without giving effect to its conflicts of law principles. The Participant consents to the jurisdiction of the Harris County District State Court in Houston, Texas, although the Company may choose to seek enforcement of the Restrictive Covenants in any jurisdiction where the Participant may be found.